Exhibit 10.3
EMPLOYEE MATTERS AGREEMENT
     This Employee Matters Agreement, dated as of ______ ___, 2005, is between Clear Channel Communications, Inc. (“Clear Channel”), a Texas corporation, and CCE Spinco, Inc. (“Entertainment”), a Delaware corporation.
RECITALS
     WHEREAS, Clear Channel and Entertainment have entered into a Master Separation and Distribution Agreement dated as of ______ ___, 2005 (the “Master Agreement”) pursuant to which all of the outstanding shares of Entertainment’s common stock will be distributed on a pro rata basis to the holders of Clear Channel’s common stock (the “Distribution”); and
     WHEREAS, in connection with the Distribution and pursuant to the Master Agreement, Clear Channel and Entertainment desire to enter into this Employee Matters Agreement;
     NOW, THEREFORE, in consideration of the mutual agreements contained herein and in the Master Agreement, the parties hereto agree as follows:
ARTICLE 1
DEFINITIONS
     As used in this Agreement, the following terms shall have the meanings set forth below.
     1.1 “Clear Channel Entity” means Clear Channel and any subsidiary of Clear Channel which, before the Distribution shall include the Entertainment Entities and, from and after the Distribution, will include no Entertainment Entities.
     1.2 “COBRA” means the Consolidated Omnibus Budget Reconciliation Act of 1985, as codified at Part 6 of Subtitle B of Title I of ERISA and at section 4980B of the Code.
     1.3 “Code” means the Internal Revenue Code of 1986, as amended.
     1.4 “Entertainment Employee” means an employee and, as the context requires, former employee of Entertainment or an Entertainment Entity, as determined by Clear Channel based upon applicable payroll records.
     1.5 “Entertainment Entity” means Entertainment, any subsidiary of Entertainment, and any predecessor entity of such subsidiary.
     1.6 “ERISA” means the Employee Retirement Income Security Act of 1974, as amended.
     1.7 “IRS” means the Internal Revenue Service.
     1.8 “Plan,” when immediately preceded by “Clear Channel,” means any “employee benefit plan” within the meaning of Section 3(3) of ERISA and any other plan, policy, program, payroll practice, on-going arrangement, contract, trust, insurance policy or other agreement or funding vehicle, as amended from time to time, for which the eligible class(es) of participants include employees or former employees of Clear Channel or a Clear Channel Entity, and, when immediately preceded by “Entertainment,” means any “employee benefit plan” within the meaning of Section 3(3) of ERISA and any other plan, policy, program, payroll practice, on-going arrangement, contract, trust, insurance policy or other agreement or funding vehicle, to the extent amended from time to time, for which the eligible class(es) of participants are limited to employees or former employees of Entertainment or an Entertainment Entity, but no other Clear Channel Entity.
     1.9 “Transferred Employee” means an Entertainment Employee described as such in Section 2.2(a).
     1.10 “Welfare Plan” means any “employee welfare benefit plan” as defined in section 3(1) of ERISA, without regard to sections 4(b)(4) or 4(b)(5) of ERISA.
ARTICLE 2
GENERAL
     2.1 Assumption/Retention of Liabilities. Except as otherwise explicitly and specifically provided in this Agreement, effective as of the Distribution date, Entertainment shall assume or retain, as the case may be, and pay, perform, fulfill and discharge any and all liabilities or obligations relating to the employment or termination of employment of any current or former Entertainment Employee (including any individual who is or was an independent contractor, temporary employee, temporary service worker, consultant, freelance worker, agency employee, leased employee, on-call worker, or who performs or performed services in any other form of non-employee classification), and their dependents and beneficiaries, regardless of when incurred. No provision in this Agreement relating to Entertainment’s responsibility with respect to any specific liabilities or obligations described in the preceding sentence will limit the generality of the preceding sentence with respect to, or otherwise be construed to relieve Entertainment from, the assumption or retention of any other liabilities or obligations described in the preceding sentence.
     2.2 Employment Status of Entertainment Employees.
          (a) Transferred Employees. Except as otherwise provided in this Agreement, any individual who, immediately prior to the Distribution, is listed on the applicable payroll records of Clear Channel or Entertainment as an employee of an Entertainment Entity, whether such individual is actively at work or absent from work due to vacation, illness, or any other authorized paid or unpaid leave, will continue to be an employee of such Entertainment Entity immediately after the Distribution on the same terms and conditions as in effect immediately before the Distribution, subject in the case of an individual whose employment is covered by a collective bargaining agreement, to the terms and provisions of such agreement. Any individual described in the preceding sentence is considered a “Transferred Employee” for purposes of this Agreement, effective at the time of the Distribution
          (b) No Clear Channel Severance Event. No Transferred Employee will be entitled to receive termination or severance payments or benefits from Clear Channel or any other entity which, immediately following the Distribution, is a Clear Channel Entity as a result of the Distribution or any related circumstance. Entertainment shall be responsible for the satisfaction of any termination or severance obligations owed with respect to Transferred Employees and any other former Entertainment Employees, whether arising before, on or after the Distribution date.
     2.3 Termination of Participation in Clear Channel Plans. Except as otherwise specified in this Agreement, each Entertainment Entity which is a participating employer in a Clear Channel Plan shall cease to be a participating employer in such Clear Channel Plan at the time of the Distribution or at such earlier time as Clear Channel, in its discretion, may direct.
     2.4 Recognition of Service. Except as otherwise provided in this Agreement, Entertainment will cause each Entertainment Plan to grant full credit to each eligible Transferred Employee for the period of such Transferred Employee’s service with the Clear Channel Entities (including, where applicable, service with a predecessor employer credited by a corresponding Clear Channel Plan). Clear Channel service may be disregarded (a) under a new Entertainment Plan adopted after the Distribution date if such Plan is not a successor or replacement plan, and (b) under any Entertainment Plan if and to the extent credit for such service would result in the duplication of benefits.
ARTICLE 3
WELFARE PLANS
     3.1 Welfare Plan Participation and Liabilities.
          (a) Termination of Group Welfare Plan Participation. Effective at the time of the Distribution, each of the Entertainment Entities shall cease to be a participating employer and all Entertainment Employees will cease to be active participants in any Clear Channel Welfare Plan. Notwithstanding the preceding sentence, Transferred Employees who, immediately before the Distribution, participate in Clear Channel’s group medical plan, group dental plan and/or group life insurance plans will be entitled to continue such participation through the last day of the calendar month in which the Distribution occurs. Entertainment will pay Clear Channel the month’s FTE or other charges for such participation, and will pay or reimburse Clear Channel for any employee contributions toward that coverage which are due after the Distribution date.
          (b) Allocation of Liabilities. Except as otherwise provided in this Agreement, (1) Clear Channel shall be responsible for the payment of benefits with respect to covered liabilities and expenses incurred prior to the Distribution or, if and to the extent applicable under subsection (a) above, prior to the end of the month in which the Distribution occurs; and (2) no Clear Channel Entity shall have any responsibility for the payment of benefits with respect to liabilities and expenses incurred by any such persons after the Distribution or the end of the month in which the Distribution occurs, as the case may be, even though such liabilities or expenses would have been covered by a Clear Channel Welfare Plan if they were incurred before such time. Nothing contained in this subsection is intended to affect the rights of any current or former Entertainment Employee or any of their covered dependents and beneficiaries to receive insurance benefits payable under and in accordance with the provisions of an insurance policy maintained as part of a Clear Channel Welfare Plan.

          (c) Entertainment Group Health Plan; COBRA. Prior to the end of the month in which the Distribution occurs and effective as of the first day of the following month, Entertainment will adopt and cause to have in place a group health plan (including medical and dental) for the benefit of Transferred Employees and their eligible dependents. Entertainment shall assume sole responsibility for providing COBRA group health plan continuation coverage to any Entertainment Employees (and their covered dependents) who, at the time of the Distribution, are receiving or entitled to receive COBRA continuation coverage by reason of a qualifying event occurring at or before such time, and to any Transferred Employees (and their covered dependents) who suffer a qualifying event after the Distribution. Clear Channel shall have no responsibility for, and shall be entitled to indemnification by Entertainment with respect to, any COBRA obligations to current or former Entertainment Employees (and their covered dependents) for which Entertainment is responsible, whether by operation of law or in accordance with the terms of this Agreement (including, without limitation, this Section 3.1(c).
     3.2 Disability Plans.
          (a) Short-Term Disability Benefits. Entertainment shall be responsible for all claims for short-term disability benefits for Entertainment Employees regardless of when made or incurred, except to the extent, if at all, that such claim is covered by insurance under an insured Clear Channel short-term disability plan or arrangement and arises prior to termination of coverage resulting from the Distribution.
          (b) Long-Term Disability Benefits. Clear Channel shall continue to be responsible after the Distribution for long-term disability benefits payable with respect to an Entertainment Employee who, at the time of the Distribution, is absent from active employment due to a total disability as defined in the Clear Channel long term disability plan, or who is absent from work due to short term disability which becomes a long term disability, but if (and only if) and to the extent such long-term disability benefits are covered by insurance payable by an insurance company under an insured Clear Channel Welfare Plan.
     3.3 Flexible Spending Accounts. Prior to and effective as of the Distribution date, Entertainment shall adopt and have in place a flexible spending account plan in which Transferred Employees shall maintain the account balances and the salary reduction, eligibility, participation and benefit entitlement status they have immediately prior to the Distribution date under Clear Channel’s flexible spending account plan. Clear Channel shall pay to Entertainment the net positive balance, if any, of the Transferred Employees’ flexible spending accounts at the time of the Distribution, and Entertainment shall pay to Clear Channel the net negative balance, if any, of said accounts. The determination of the net positive or negative balance of the flexible spending accounts will be made and communicated by Clear Channel as soon as practicable after the Distribution date, and payment of the net balance or deficit will be made promptly after the Distribution. Entertainment shall be solely responsible for (a) the payment of all Transferred Employees’ claims that are submitted but unpaid under the Clear Channel flexible spending account plan at the time of the Distribution, and (b) the processing and payment of all flexible spending account plan claims submitted by Transferred Employees after the Distribution. Subject to applicable law, Clear Channel shall provide or make available to Entertainment copies of records or statements in support of the claims described in clause (a) of the preceding sentence, and, if Clear Channel pays any such claims, it shall be entitled to prompt reimbursement of such payment(s) by Entertainment.
     3.4 Clear Channel Assets. Except as otherwise provided in the preceding section (relating to the payment of a net positive flexible spending account balance), Clear Channel shall retain all claim reserves, bank accounts, trust funds or other balances maintained as part of or in connection with Clear Channel’s Welfare Plans.
     3.5 Credit for Amounts Paid. In administering its Welfare Plans for the calendar year in which the Distribution date occurs, Entertainment shall credit participating Transferred Employees with any amounts paid by them under the corresponding Clear Channel Welfare Plans toward satisfaction of applicable deductibles, co-payments, coinsurance and out-of-pocket maximums.
ARTICLE 4
COMPENSATION MATTERS
AND NON-ERISA BENEFIT ARRANGEMENTS
     4.1 Assumption of Individual Agreements. Effective on the Distribution date, Entertainment will assume and/or be responsible for satisfying any and all obligations and liabilities (fixed or contingent) of Clear Channel or any Clear Channel Entity incurred or arising under or in connection with any individual employment, retention, separation, consulting, representation or other personal services-related agreements (together with any ancillary trust or other agreements) made directly or indirectly with or for the benefit of (a) any Transferred Employees, or (b) other individuals or personal service entities in connection with the business of any Entertainment Entity; provided, however, that, following the Distribution date, Clear Channel and the other Clear Channel Entities shall retain any rights which it or any of them would have had following the termination of any such agreement, determined as if the agreement terminated immediately prior to the Distribution, except to the extent that the exercise of such rights by Clear Channel and the other Clear Channel Entities following the Distribution date would adversely affect the rights of any Entertainment Entity under such agreement. Entertainment shall indemnify Clear Channel and its subsidiaries and affiliates and hold them and each of them harmless from, against and with respect to any claim, liability or expense asserted or imposed by it or any of them under or in connection with any of the agreements described in the first sentence of this Section 4.1.
     4.2 Stock Incentive Plans.
          (a) Stockholder Approval of Incentive Plan. Prior to the Distribution date, Clear Channel shall cause Entertainment to adopt and, as Entertainment’s sole stockholder, to approve the adoption of a 2005 Stock Incentive Plan for eligible Entertainment employees, directors and other personnel, with terms and conditions substantially similar to the terms and conditions of the Clear Channel Communications, Inc. 2001 Stock Incentive Plan.
          (b) Outstanding Clear Channel Stock Options. As authorized by the Compensation Committee of the Board of Directors of Clear Channel pursuant to its authority under the Clear Channel stock incentive plans, the number of Clear Channel shares and the exercise price per share covered by outstanding vested Clear Channel stock options held by Entertainment Employees (or their beneficiaries) at the time of the Distribution will be adjusted after the Distribution such that the ratio of the exercise price per share to the per share value of the stock covered by the option and the aggregate intrinsic value of the option are the same after the adjustment as before the adjustment. The terms and conditions of the vested Clear Channel stock options, as adjusted, will otherwise remain the same. Unless sooner terminated in accordance with their terms, the vested Clear Channel stock options, as adjusted, held by a Transferred Employee will expire if and to the extent they are not exercised within the applicable post-employment exercise period following the Distribution. Non-vested Clear Channel stock options held by Entertainment Employees will terminate in accordance with their terms at the time of the Distribution by reason of the cessation of their employment with a Clear Channel Entity.
          (c) Restricted Stock.
               (i) Distribution of Entertainment Shares. As authorized by the Compensation Committee of the Board of Directors of Clear Channel pursuant to its authority under the Clear Channel Communications 2001 Stock Incentive Plan, Transferred Employees who, immediately before the Distribution, hold restricted shares of Clear Channel stock, will be entitled to receive a number of fully vested shares of Entertainment stock equal to the number of shares that would be distributable with respect to the same number of outstanding non-restricted shares of Clear Channel stock, subject to such rounding convention as said Compensation Committee may establish.
               (ii) Clear Channel Restricted Shares. Restricted Clear Channel shares held by Transferred Employees will be forfeited immediately following the Distribution.
     4.3 Clear Channel Employee Stock Purchase Plan. Transferred Employees’ payroll deduction contributions under the Clear Channel Communications, Inc. 2000 Employee Stock Purchase Plan (“ESPP”) will terminate on the last pay date preceding the Distribution date. On the stock purchase date next following the Distribution date, the amount then credited to each Transferred Employee’s ESPP payroll deduction account will be applied toward the purchase of Clear Channel stock. During the 90-day period following the Distribution date, Transferred Employees will be permitted to direct the sale of the shares of Clear Channel and Entertainment stock credited to their accounts and the distribution of the proceeds from such sales. At the end of such 90-day period, each Transferred Employee will be entitled to receive stock certificates for the number of whole shares of Clear Channel and Entertainment stock (if any) that remain credited to such Transferred Employee’s ESPP account, together with cash in lieu of any fractional shares, all in full and final satisfaction of the Transferred Employee’s interest in the ESPP. Clear Channel will provide or cause to be provided to affected Transferred Employees reasonable notice of the effect of the Distribution on their rights and entitlements under the ESPP.
     4.4 Clear Channel Nonqualified Deferred Compensation Plan. In connection with the Distribution, Entertainment shall assume the obligations of Clear Channel and protect and satisfy the rights and entitlements of participating Entertainment Employees under the Clear Channel Communications, Inc. Nonqualified Deferred Compensation Plan. Toward that end, effective as of the Distribution date, or such earlier or later date as may be determined by Clear Channel and Entertainment, Clear Channel will cause the Clear Channel Communications, Inc. Nonqualified Deferred Compensation Plan and the related trust arrangement, but only as and to the extent they pertain to participating Entertainment Employees, to become a separate plan and trust arrangement maintained for the exclusive benefit of Entertainment Employees, which separate plan will be retained by Entertainment immediately following the Distribution. The account balances and related elections and entitlements of Entertainment Employees under the Entertainment plan immediately after the plan spin-off will be the same as and subject to the same terms and conditions as the corresponding account balances and related elections and entitlements of the Entertainment Employees under the Clear Channel plan immediately prior to the plan spin-off. Clear Channel will cause any assets held in the trust maintained under the Clear Channel plan to be transferred to the trustee of the trust under the Entertainment plan. Following the Distribution, neither Clear Channel nor any Clear Channel Entity nor any of their affiliates will have any liability or obligation in connection with the prior participation of any Transferred Employees and other Entertainment Employees in the Clear Channel Communications, Inc. Nonqualified Deferred Compensation Plan, and Entertainment and its subsidiaries will be solely responsible for all such liabilities and obligations.
     4.5 Annual Incentive Compensation.
          (a) Clear Channel Plan for 2005. The Compensation Committee of the Board of Directors of Entertainment shall be responsible for making any determinations otherwise required to be made by the committee under the Clear Channel Communications Annual Incentive Plan for the calendar year in which the Distribution date occurs with respect to Transferred Employees, if any, who are “covered employees” within the meaning of Section 162(m) of the Code, including a determination of (a) the extent to which established performance criteria (after taking into account the effects of the Distribution and related capital transactions) have been met, and (b) the payment level for each such Transferred Employee. Entertainment shall assume all liabilities with respect to the payment of annual incentive awards to Entertainment Employees for the calendar year of the Distribution, subject to any deferral elections as are in effect and to the terms and provisions of the applicable incentive plan.
     4.6 New Entertainment Plan. Prior to the Distribution date, Clear Channel shall cause Entertainment to adopt and, as Entertainment’s sole stockholder, to approve the adoption of, and to have in place an annual performance-based incentive plan for the benefit of designated executive officers and other key employees, on terms and conditions substantially similar to the terms and conditions of the Clear Channel Communications, Inc. 2005 Annual Incentive Plan.
     4.7 Workers’ Compensation. Except as otherwise specifically provided herein, Entertainment shall be solely responsible for all claims for workers’ compensation reported by a Transferred Employee on or after the policy renewal date of November 1, 2005. Unless Clear Channel determines otherwise, Clear Channel shall continue to be responsible after the Distribution date for administering all claims for workers’ compensation for injuries to any Entertainment Employee occurring prior to November 1, 2005 and reported timely under the terms of any Clear Channel workers’ compensation policy or plan; provided, however, that Entertainment shall reimburse, and shall indemnify Clear Channel for any amounts payable under such prior programs or for any claims not reported timely and where Clear Channel has been prejudiced by such late reporting.
     4.8 Accrued Vacation and other Paid Time Off. Entertainment shall recognize and assume or retain, as the case may be, all liability for all vacation, holiday, flex days and sick days, including banked sick days accrued by Transferred Employees as of the date of the Distribution, on terms and conditions similar to those in effect immediately before such time.
     4.9 Leaves of Absence. Entertainment shall honor the terms and conditions of any approved leave of absence of an Entertainment Employee that begins before and continues immediately after the Distribution.
ARTICLE 5
PENSION PLANS
     5.1 Entertainment 401(k) Plan.
          (a) Continuation of Entertainment 401(k) Plan. Effective as of the Distribution date, Entertainment or another Entertainment Entity designated by Entertainment shall continue sponsorship of the Clear Channel Entertainment, Inc. 401(k) Savings Plan, its stand-alone profit sharing/401(k) plan qualified under Section 401(a) of the Code (the “Entertainment 401(k) Plan”). In addition, Entertainment or another Entertainment Entity designated by Entertainment shall establish its own trust intended to be exempt from tax under section 501(a) of the Code (the “Entertainment 401(k) Trust”) effective as of the Distribution date, or such earlier or later date as may be determined by Clear Channel and Entertainment. Effective as of the establishment of the Entertainment 401(k) Trust, Clear Channel and Entertainment shall take such actions as may be necessary to accommodate the transfer of assets relating to the Entertainment 401(k) Plan from the existing Clear Channel Master 401(k) Trust to the Entertainment 401(k) Trust. Entertainment shall assume and thereafter be solely responsible for all then existing or future employer liabilities related to Transferred Employees and other Entertainment Employees under the Entertainment 401(k) Plan and the administration thereof. In addition, Entertainment shall assume and thereafter be solely responsible for all then existing or future employer liabilities related to Transferred Employees and other Entertainment Employees under all other existing or previously sponsored plans of Entertainment as listed on Schedule 5.1(a), Historical Plans Checklist. Included within these assumed Employer liabilities retained by Entertainment shall include all Form 5500 reporting, distributions of summary annual reports, required disclosures to affected employees, participants and beneficiaries, nondiscrimination and coverage testing, annual audit requirements, IRS/DOL audits, 11k filing with the SEC and legislative compliance for Plan years ending on or after the Distribution date.
          (b) Employer Stock Funds. A Clear Channel stock fund will be established under the Entertainment 401(k) Plan with respect to the shares of Clear Channel stock held under the Entertainment 401(k) Plan subject to the following conditions: (1) participants may direct the sale of Clear Channel stock credited to their accounts but not the purchase of such stock; and (2) after such time as may be determined by a named fiduciary of the Entertainment 401(k) Plan, any remaining shares of Clear Channel stock shall be sold and the cash proceeds re-invested in accordance with procedures established under the plan. Effective as of the Distribution date, the

Clear Channel Communications, Inc. 401(k) Savings Plan will be amended to include a similar wasting investment fund for shares of Entertainment stock acquired in connection with the Distribution.
ARTICLE 6
GENERAL PROVISIONS
     6.1 No Third Party Beneficiaries; Preservation of Rights to Amend. This Agreement shall be binding upon and inure to the benefit only of the parties hereto and their respective successors. Notwithstanding any other provisions to the contrary, except with respect to such successors, this Agreement is not intended and shall not be construed for the benefit of any third party or any person not a signatory hereto. Without limiting the generality of the foregoing: (a) no Transferred Employee or other current or former employee of Clear Channel or Entertainment or any subsidiary or affiliate of either (or his/her spouse, dependent or beneficiary), or any other person not a party to this Agreement, shall be entitled to assert any claim hereunder; (b) except as expressly provided in this Agreement, nothing in this Agreement shall preclude Entertainment or any Entertainment Entity, at any time after the Distribution date, from amending or terminating any Entertainment Plan; and (c) except as expressly provided in this Agreement, nothing in this Agreement shall preclude Clear Channel or any Clear Channel Entity, at any time after the Distribution date, from amending or terminating any Clear Channel Plan.
     6.2 Employment Solicitation. For a period of one year following the Distribution date, neither Clear Channel nor Entertainment may, nor will they permit any of their respective subsidiaries, affiliates or agents to, solicit or recruit for employment any employees with a position of vice president or higher currently and then in the employ of the other company or its subsidiaries or affiliates, without the prior written consent of the other company.
     6.3 Personnel Records. Subject to applicable law, each party shall furnish or make available to the other copies of such personnel and other documents and records relating to Entertainment Employees as may be reasonably requested by the other in connection with the proper administration of its payroll and Employee Plans or the proper operation of its business or the execution of its rights and obligations under this Agreement.
     6.4 Applicability to Subsidiaries. Each of Clear Channel and Entertainment shall cause to be performed, and hereby guarantees the performance of, all actions, agreements and obligations set forth in this Agreement to be performed by a Clear Channel Entity or an Entertainment Entity, respectively.
     6.5 Collective Bargaining Agreements. To the extent any provision of this Agreement is contrary to the provisions of any collective bargaining agreement to which Clear Channel or any Clear Channel Entity is a party, the terms of such collective bargaining agreement shall prevail. Entertainment will indemnify Clear Channel from and against any expenses or claims incurred after the Distribution in connection with any such collective bargaining agreement insofar as it relates to Entertainment Employees.
     6.6 Fiduciary Matters. The parties acknowledge that actions required to be taken pursuant to this Agreement may be subject to fiduciary duties or standards of conduct under

ERISA or other applicable law. Neither party shall be deemed to be in violation of this Agreement if it fails to comply with any provision of this Agreement based upon its good faith determination that to do so would violate such a fiduciary duty or standard. Each party shall be responsible for taking such actions as are deemed necessary and appropriate to comply with its own fiduciary responsibilities and shall fully release and indemnify the other party for any liabilities caused by the failure to satisfy any such responsibility.
     6.7 Administrative Complaints/Litigation. As of and after the Distribution date, Entertainment shall assume, and be solely liable for, the handling, administration, investigation, and defense of actions, including, without limitation, ERISA, and any regulations or guidance issued thereunder, the Code and any regulations or guidance issued thereunder to the extent such Code provisions relate to or affect employee benefit matters, occupational safety and health, employment standards, union grievances, wrongful dismissal, discrimination or human rights and unemployment compensation claims, asserted at any time against Clear Channel or Entertainment by any Entertainment Employee or any other person arising out of or relating to employment with Entertainment. Any obligations, losses, expenses and claims arising from such actions shall be deemed to be Entertainment Liabilities and shall be retained or assumed, as the case may be, by Entertainment under and in accordance with the Master Agreement. Clear Channel reserves the right to participate in the investigation, defense or settlement of any matter to the extent it deems reasonably necessary.
     6.8 Reimbursement and Indemnification. Each of the parties shall reimburse the other, within 30 days of receipt from the other party of appropriate verification, for all costs and expenses which the other may incur in satisfaction of a liability or obligation which, under this Agreement, is the liability or obligation of such party. All liabilities retained, assumed or indemnified against by Entertainment pursuant to this Agreement shall be deemed Entertainment Liabilities, and all liabilities specifically retained, assumed or indemnified against by Clear Channel pursuant to this Agreement shall be deemed Excluded Liabilities for purposes of the Master Agreement.
     6.9 Master Agreement Provisions. The following provisions of the Master Agreement are hereby incorporated herein by reference and, unless otherwise expressly specified herein, shall apply as if fully set forth herein: Article VI (relating to releases and indemnification); the provisions of Articles V and VII relating to exchange of information and confidentiality; Article VIII (relating to resolution of disputes); and Article IX (relating to Miscellaneous).
     6.10 Applicable Law. To the extent not preempted by applicable federal law, this Agreement shall be governed by, construed and interpreted in accordance with the laws of the State of Texas, without regard to its choice of laws principles, as to all matters, including matters of validity, construction, effect, performance and remedies.

     IN WITNESS WHEREOF, the parties have caused this agreement to be executed in their names by a duly authorized officer as of the date first written above.

CLEAR CHANNEL COMMUNICATIONS, INC.

By:

Name:
Title:

CCE SPINCO, INC.

By:

Name:
Title: